Exhibit 1.01

XPO, Inc.

Conflict Minerals Report

For the reporting period from January 1, 2023 to December 31, 2023

Introduction and Company Overview

XPO, Inc. (“XPO”, “we”, “our”, “us”, or the “Company”) presents this Conflict Minerals Report (the “Report”) for the reporting period January 1, 2023 to December 31, 2023, pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Rule”). The Securities and Exchange Commission (the “SEC”) adopted the Rule to implement reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Conflict minerals are defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (collectively, “Conflict Minerals”). The Rule imposes certain reporting obligations on registrant companies who manufacture, or contract to manufacture, products that contain Conflict Minerals that are necessary to the functionality or production of their products. For products that contain Conflict Minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the Conflict Minerals originated in the Democratic Republic of the Congo (“DRC”), Angola, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania or Zambia (each, a “Covered Country” and, collectively, the “Covered Countries”). Please refer to the Rule, Form SD and the SEC Release No. 34-67716 (August 22, 2012) for definitions of terms used in this Report, unless otherwise defined herein.

XPO, together with its subsidiaries, is a leading provider of freight transportation services. In our asset-based North American less-than-truckload business, we provide shippers with geographic density and day-definite domestic and cross-border services to the U.S., as well as Mexico, Canada and the Caribbean. We also manufacture trailers. In our European business, we serve a large base of customers with consumer, trade and industrial markets. We offer dedicated truckload, less-than-truckload, truck brokerage, managed transportation, last mile, freight forwarding and multimodal solutions, such as road-rail and road-short sea combinations.

Covered Products

Conflict Minerals in the form of gold and the derivatives tantalum, tin, and tungsten (collectively “3TG”) are necessary to the functionality or production of certain trailers that are manufactured by one of the Company’s operations, XPO Logistics Manufacturing, LLC (“Manufacturing”), and sold externally. These products are collectively referred to in this Report as the “Covered Products.”

Reasonable Country of Origin Inquiry

XPO’s process for determining the country of origin of Conflict Minerals contained in our Covered Products for 2023 (our “reasonable country of origin inquiry” or “RCOI”) was to conduct a supply-chain survey with our direct suppliers using the Conflict Minerals Reporting Template (the “Template”) developed by the Conflict Free Sourcing Initiative (“CFSI”).

In 2023, we surveyed 63 suppliers that provide components and materials for our Covered Products, which represent (1) suppliers that Manufacturing’s management knew or reasonably thought supplied components and materials that contain Conflict Minerals, and (2) suppliers that represent approximately 95% of our purchasing spend for Covered Products in 2023. 100% of the surveyed suppliers provided responses.

Survey Responses

●	Approximately 76% of our responding suppliers reported using no 3TG in their products sold to Manufacturing for Covered Products and, therefore, utilize no smelters or refiners of concern.

●	The remaining 24% of respondents reported that they use one or more of the 3TG Conflict Minerals in at least some of their products. All of these suppliers provided Conflicts Mineral data to us at a general company or divisional level; they did not indicate whether any Conflict Minerals were actually contained in the particular products, parts or raw materials they sell specifically to us. These “blanket responses” covering the totality of what these direct suppliers sell in aggregate to their customers do not allow us to determine whether any of the Conflict Minerals reported by these direct suppliers are actually contained in the particular products, parts or raw materials the direct supplier sells specifically to us.

●	100% of the suppliers who utilize 3TG in some or all of the products they sell to their entire customer base provided information about the smelter or refiner entities in their own supply chain. In total, these suppliers provided the names of approximately 3727 3TG smelters or refiners. We are unable to validate whether any of the 3727 3TG smelters or refiners who were disclosed by our direct suppliers as being part of the direct supplier’s upstream supply chain are actually part of XPO’s supply chain.

Based on the results of our RCOI, we have concluded in good faith that during this reporting period, the necessary Conflict Minerals contained in our Covered Products that originated or may have originated from the Covered Countries are DRC conflict undeterminable. We are making this finding of DRC conflict undeterminable because we have insufficient information from suppliers or other sources regarding all of the smelters that processed the necessary Conflict Minerals in certain of our Covered Products to conclude whether those Conflict Minerals originated in the Covered Countries and, if so, whether those Conflict Minerals were from recycled or scrap sources or other conflict free sources.

Due Diligence

Design of Due Diligence

In accordance with Rule 13p-1, we undertook due diligence efforts on the source and chain of custody of Conflict Minerals in our supply chain for Covered Products. Rule 13p-1 requires that a registrant’s due diligence follow a nationally or internationally recognized due diligence framework. XPO’s due diligence measures, processes, and related documentation were designed to conform with the due diligence framework set forth in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related Supplements for each of the conflict minerals (the “OECD Guidance”). The OECD Guidance is an internationally recognized framework for risk-based due diligence for responsible supply chains of conflict minerals from conflict-affected and high-risk areas.

Due Diligence Measures Performed

Establish Strong Company Management Systems

A cross-functional team developed and implemented our supply chain due diligence. This team includes members of Legal, Operations and Purchasing and leads our conflict minerals compliance efforts.

Identify and Assess Risks in the Supply Chain

We reviewed and analyzed the completed Templates and other responses from our direct suppliers. A vast majority of the responses we received from suppliers provided information at a general company or divisional level rather than at a product level. We received names of smelters and refiners from some, but not all, of the suppliers. However, suppliers that listed 3TG smelters and refiners at a general company or divisional level did not provide us with sufficient detail regarding the specific products we purchase or the specific smelters and refiners that processed our necessary Conflict Minerals that would have allowed us to confirm that the Conflict Minerals in our Covered Products were processed by any particular 3TG smelter or refiner.

Design and Implement a Strategy to Respond to Identified Risks

Manufacturing’s Purchasing team communicates with suppliers and facilitates our due diligence using the Template.

Carry out Independent Third-Party Audit of Smelter’s/Refiner’s Due Diligence Practices

Since we do not have direct relationships with smelters or refiners of the Conflict Minerals in our Covered Products, we did not carry out audits of these facilities.

Report Annually on Supply Chain Due Diligence

This Conflict Minerals Report has been filed with the SEC and is publicly available on the Company’s website at www.xpo.com under the heading “Investors” within the “Financial Information” tab.

Efforts to Determine the Conflict Minerals’ Mine or Location of Origin

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between us and the original sources of Conflict Minerals. The Company does not purchase Conflict Minerals directly from 3TG mines, smelters or refiners. Through our utilization of CFSI tools, the OECD Guidance, and requesting our direct suppliers to complete the Template, we have determined that seeking information about 3TG smelters and refiners from our direct suppliers represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain.

Steps to Mitigate Risk

During 2024, the Company will continue with the following steps, among others, to strengthen the due diligence conducted and to further mitigate any risk that the Conflict Minerals in its Covered Products could fund armed conflict in the Covered Countries:

●	Require all new suppliers to supply information regarding the use of Conflict Minerals;

Engage with suppliers to attempt to improve the content of the supplier survey responses;

●	Engage suppliers found to be supplying Conflict Minerals originating from the Covered Countries, if any, to establish an alternative supply source that does not support armed conflict in the Covered Countries.

FORWARD-LOOKING STATEMENTS

This Conflict Minerals Report contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances and are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this Conflict Minerals Report. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual future results, levels of activity, performance or achievements to be materially different from our expected future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference , including, among other matters, the Company’s ability to improve the due diligence conducted and to further mitigate any risk that the Conflict Minerals in its Covered Products could fund armed conflict in the Covered Countries, and the risks discussed in the Company’s other filings with the Securities and Exchange Commission. All forward-looking statements set forth in this Conflict Minerals Report are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company undertakes no obligation to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.